Exhibit 99.01

CERIDIAN CORPORATION
SAVINGS AND INVESTMENT PLAN

Fourth Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan (the “Plan”), the undersigned hereby amends the Plan to revise the first sentence in Section 8.1(b) to read as follows:

“Subject to the provisions of the other subsections of this Section 8.1., a Participant described in Subsection (a)(ii) may elect to defer commencement of his or her distribution under the Plan until the April 1 of the calendar year following the calendar year during which the Participant attains age 70½ by providing the Administrator with a written, signed statement indicating in which of the available forms the benefit will be paid, or such deferral shall be inferred by the Participant’s failure to consent to the distribution.”

This amendment is effective with respect to any Participant who terminates employment or attains age 65, whichever is later, on or after January 1, 2002.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 13th day of July, 2004.

CERIDIAN CORPORATION

Attest:	/s/ Wiliam E. McDonald	By	/s/ Shirley J. Hughes
	Deputy Secretary		Senior Vice President